August 16, 2010

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re:	American Antiquities, Inc.
EIN: 20-3191557

Commissioners:

We were previously the principal accountants for American Antiquities, Inc., and we reported on the financial statements of American Antiquities, Inc. as of October 31, 2009 and 2008, and for the years ended October 31, 2009 and 2008. We have not provided any audit services to American Antiquities, Inc. since the audit of the October 31, 2009 financial statements. We did conduct quarterly reviews on the interim financial statements of American Antiquities, Inc. through April 30, 2010. Effective August 13, 2010, we were dismissed as the principal accountants.

We have read the Company's statements included under Item 4.01 of its Form 8-K dated August 16, 2010. We agree with the statements concerning our Firm in Item 4.01 of the Form 8-K. We have no basis on which to agree or disagree with other statements made in the Form 8-K.

Very truly yours,

Cordovano and Honeck LLP
Englewood, Colorado